UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               (Amendment No. __)

                         Flow International Corporation
                         ------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    343468104
                                    ---------
                                 (CUSIP Number)

                                 March 21, 2005
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 343468104                    13G                    Page 2 of 10 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Third Point LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,436,300
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            4,436,300
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,436,300
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 343468104                    13G                    Page 3 of 10 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Daniel S. Loeb
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,436,300
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            4,436,300
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,436,300
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.1%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 343468104                    13G                    Page 4 of 10 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Third Point Offshore Fund, Ltd.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,014,220
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,014,220
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,014,220
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):     Name of Issuer:
---------      --------------

The name of the issuer is Flow International Corporation, a corporation organized under the laws of the State of Washington (the "Company").

Item 1(b):     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

The Company's principal executive office is located at 23500 64th Avenue South, Kent, Washington 98032.

Item 2(a):     Name of Person Filing:
               ---------------------

This Schedule 13G is filed by:

     (i) Third Point LLC (f/k/a Third Point Management Company L.L.C.), a Delaware limited liability company (the "Management Company"), which serves as investment manager or adviser to a variety of hedge funds and managed accounts (such funds and accounts, collectively, the "Funds"), with respect to shares of Common Stock (as defined in Item 2(d)) directly beneficially owned by the Funds;

     (ii) Mr. Daniel S. Loeb ("Mr. Loeb"), who is the managing member of the Management Company and controls its business activities, with respect to shares of Common Stock indirectly beneficially owned by Mr. Loeb by virtue of such position; and

     (ii) Third Point Offshore Fund, Ltd. ("Third Point Offshore"), which is one of the Funds referred to in paragraph (i) of Item 2(a) above, with respect to shares of Common Stock directly beneficially owned by Third Point Offshore.

The Management Company, Mr. Loeb and Third Point Offshore are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):     Address of Principal Business Office or, if None, Residence:
---------      -----------------------------------------------------------

The address of the principal business office of each of the Reporting Persons is 360 Madison Ave, 24th Floor, New York, New York 10017.

Item 2(c):     Citizenship:
               -----------

The Management Company is organized as a limited liability company under the laws of the State of Delaware. Mr. Loeb is a United States citizen.

Third Point Offshore is a Cayman Islands exempted company with limited liability.

Item 2(d):     Title of Class of Securities:
               ----------------------------

Common Stock, par value $0.01 per share ("Common Stock").

Item 2(e):     CUSIP Number:
---------      ------------

343468104

Item 3:        If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b)
------         -----------------------------------------------------------------
               or (c), check whether the person filing is a:
               --------------------------------------------

          A.   [ ]  Broker or dealer registered under Section 15 of the Act,

          B.   [ ]  Bank as defined in Section 3(a)(6) of the Act,

          C.   [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

          D. [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          E.   [ ]  Investment Adviser in accordance with Rule 13d-1
                    (b)(1)(ii)(E),

          F. [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          H. [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          J.   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:        Ownership:
------         ---------

The beneficial ownership of Common Stock by the Reporting Persons, as of the date of this Schedule 13G, is as follows:

A.   Third Point LLC
     ---------------
     (a) Amount beneficially owned: 4,436,300
     (b) Percent of class: 13.1%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon (i) the 15,967,662 shares of Common Stock stated to be issued and outstanding as of March 15, 2005, as reflected in the Company's Quarterly Report on Form 10-Q filed on March 22, 2005 (the "Form 10-Q"), (ii) the 17,473,118 shares of Common Stock stated to be issued on March 21, 2005, as reflected in the Company's Form 10-Q, and (iii) the number of shares of Common Stock issuable upon conversion by each Reporting Person (in the case of Third Point LLC and Daniel S. Loeb: 403,300; and in the case of Third Point Offshore Fund, Ltd.: 274,020) of the warrants stated to be issued on March 21, 2005, as reflected in the Company's Form 10-Q.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 4,436,300
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 4,436,300

B.   Daniel S. Loeb
     --------------
     (a) Amount beneficially owned: 4,436,300
     (b) Percent of class: 13.1%.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 4,436,300
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 4,436,300

C.   Third Point Offshore Fund, Ltd.
     -------------------------------
     (a) Amount beneficially owned: 3,014,220
     (b) Percent of class: 8.9%.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: 0
          (ii) Shared power to vote or direct the vote: 3,014,220
          (iii) Sole power to dispose or direct the disposition: 0
          (iv) Shared power to dispose or direct the disposition: 3,014,220

Item 5:  Ownership of Five Percent or Less of a Class:
------   --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:
------         ---------------------------------------------------------------

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7:        Identification and Classification of the Subsidiary Which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

Not applicable.

Item 8:        Identification and Classification of Members of the Group:
------         ---------------------------------------------------------

Not applicable.

Item 9:        Notice of Dissolution of Group:
               ------------------------------

Not applicable.

Item 10:       Certification:
               -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: March 24, 2005


                                        THIRD POINT LLC

                                        By: /s/ Daniel S. Loeb
                                            ------------------------------
                                            Name:  Daniel S. Loeb
                                            Title: Managing Member


                                        /s/ Daniel S. Loeb
                                        ------------------------------
                                        Daniel S. Loeb


                                        THIRD POINT OFFSHORE FUND, LTD.

                                        By: /s/ Daniel S. Loeb
                                            ------------------------------
                                            Name:  Daniel S. Loeb
                                            Title: Director






                         [SIGNATURE PAGE TO SCHEDULE 13G
                                 WITH RESPECT TO
                         FLOW INTERNATIONAL CORPORATION]

                                  EXHIBIT INDEX
                                  -------------


Exhibit 99.1: Joint Filing Agreement, dated March 24, 2005, by and between Third Point LLC, Daniel S. Loeb and Third Point Offshore Fund, Ltd.